Consent of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of

Wells Fargo Funds Trust:

We consent to the use of our reports dated July 24, 2009, with respect to the financial statements of the Wells Fargo Advantage Income Plus Fund, Wells Fargo Advantage Diversified Bond Fund, and Wells Fargo Advantage Total Return Bond Fund, each a Fund of Wells Fargo Funds Trust, as of May 31, 2009, incorporated herein by reference, and to the references to our firm under the headings “FINANCIAL STATEMENTS” in the prospectus/proxy statement filed on form N-14.

/s/ KPMG LLP

Boston, Massachusetts

February 26, 2010